SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    Form 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934




       Date of Report (Date of earliest event reported): December 16, 2002




                             COLONIAL TRUST COMPANY
             (Exact name of registrant as specified in its charter)

    ARIZONA                        0-18887                 75-2294862
(State or other             (Commission File No.)     (IRS Employer ID No.)
jurisdiction of
incorporation)



                   5336 N. 19th Avenue, Phoenix, Arizona 85015
               (Address of principal executive office) (Zip Code)



       Registrant's telephone number, including area code: (602) 242-5507


                 ______________________________________________
          (Former name or former address, if changed since last report)


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                             COLONIAL TRUST COMPANY

                                    FORM 8-K

                                 CURRENT REPORT


ITEM 5.  OTHER EVENTS

     On March 19, 2001, Stevens Financial Group, Inc. ("Stevens") filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona (Case No. 01-03105-ECF-RTB) (the "Stevens Bankruptcy Proceeding"). Colonial Trust Company ("Colonial") previously served as Trustee under seven Trust Indentures (the "Stevens Trust Indentures") which secured obligations of Stevens under certain Time Certificates and Fixed Rate Investments. Stevens defaulted on all of its outstanding Time Certificates and Fixed Rate Investments.

     On February 1, 2002, a Complaint (Adv. No. 01-03105) (the "Adversary Proceeding") was filed against Colonial and other parties in the Stevens Bankruptcy Proceeding by the Trustee for the Estate of Stevens. In its Complaint, the Trustee alleged that Colonial failed to perform its contractual duties as Trustee under the Stevens Trust Indentures and breached certain fiduciary duties allegedly owed to the Stevens investors. The Complaint sought a judgment against Colonial in the amount of $40 million for its alleged failure to perform its contractual duties under the Trust Indentures and a judgment of $92.6 million for Colonial's alleged breach of fiduciary duties. The Company filed an Answer denying all material allegations of the Complaint.

     On December 4, 2002, an Order Approving Global Compromise with Adversary Defendants was entered in the Adversary Proceedings (the "Order"). The Order approved a Settlement Agreement between SFG (the reorganized debtor), SFG's Bankruptcy Estate, the Trustee for such Bankruptcy Estate (the "Trustee"), SFG's investors who voted to accept SFG's Amended Reorganization Plan (collectively, the "Settling Plaintiffs"), Colonial, Colonial's E&O insurance carrier, SFG's former accountants (Harnden & Hamilton, P.C.), the guarantor of certain of the Time Certificates and Fixed Rate Investments (First Financial Trust Company, Inc.), certain broker-dealers involved in the sale of SFG's securities (including Greystone Securities Corporation), certain former insiders of SFG (including Clarence Stevens, Patrick Robarge and Damian Sinclair) and certain other third parties (the "Settlement Agreement"). Pursuant to the Settlement Agreement, Colonial has agreed to pay $100,000 to the Trustee, and the other settling defendants agreed to make payments to the Trustee in various amounts, which payments are expected to be funded on or before January 2003.
Additionally, the Settling Plaintiffs and the other settling defendants all released Colonial and the other settling defendants from any and all claims and liabilities relating to SFG or the Adversary Proceeding. SFG (the reorganized debtor) and the SFG Bankruptcy Estate also indemnified Colonial and the other settling defendants against any contribution or indemnity claims that may be brought by parties who are not a party to the Settlement Agreement. The Order also released any other potential claims by third parties subject to the Court's jurisdiction against Colonial and the other settling defendants.

     Additionally, as part of the above settlement, Colonial's E&O carrier has reimbursed Colonial for approximately $39,000 in additional defense costs incurred by Colonial. The Company will credit these expense reimbursements against the expense charges previously taken by the Company.

                  ITEM 7.  EXHIBITS
1.       Order Approving Global Compromise with Adversary Defendants.
2.       Global Settlement Agreement (including exhibits).


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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         December 23, 2002.                    COLONIAL TRUST COMPANY

                                               By:      /s/ John K. Johnson
                                                  John K. Johnson
                                                  Its Chief Executive Officer